Exhibit 10.2

*** Text Omitted and Filed Separately

Confidential Treatment Requested

Under 16 C.F.R. §§ 200.80(b)(4) and 17 C.F.R. § 24b-2

Commercial License Agreement

This commercial License Agreement (this “Agreement”) is entered into by and between Gevo, Inc., a Delaware corporation, with offices at 345 Inverness Drive South, Building C, Suite 310, Englewood, CO 80112 (“Licensor”) and the entity listed below as “Licensee” as of January 11, 2016 (the “Effective Date”).

Licensee Information

Name:	Porta Hnos S.A.

Address:	Camino San Antonio km 4,5 (X5016JXA)

City, State, Zip Code:	Cordoba

Country:	Argentina

State/Country of Incorporation:	Argentina

Contact Person:	Augusto Gallardo

Phone:	+54 351 493 8400

Email:	agallardo@porta.com.ar

Background

A. Licensor owns or otherwise has rights in certain patents, patent applications, and know-how relating to the production, recovery and use of isobutanol as further described in Exhibit B;

B. Licensor has previously entered into that certain Patent Cross-License Agreement, dated as of August 22, 2015, by and between Licensor and Butamax Advanced Biofuels LLC (“Butamax”) (the “Cross-License Agreement”), pursuant to which, Licensor received certain sublicensing rights, on a non-exclusive basis, in and to certain patents and patent applications relating to the production, recovery and use of isobutanol that are owned or licensed (and sublicensable) by Butamax (collectively, the “Licensed Butamax Patents”) and Licensor granted certain licenses to Butamax under Licensor’s patents and patent applications; and

C. Licensee desires to receive from Licensor, and Licensor is willing to grant to Licensee, a license to Licensor’s patents, patent applications, and know-how on a non-exclusive basis within the Territory, and a non-exclusive sublicense under Licensor’s rights in and to the Licensed Butamax Patents within the Territory, in each instance, for purposes of manufacturing isobutanol at Licensee’s facility, under the terms and conditions of this Agreement.

Agreement

In consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Definitions.  For purposes of this Agreement, the terms defined in Exhibit A (attached hereto and incorporated herein by reference) or in another exhibit attached hereto, shall have the respective meanings set forth therein.

2. License.

(a) License Grant.  Subject to the terms and conditions of the Cross-License Agreement and this Agreement, and Licensee’s payment of the fees and other amounts described in Section 4 of this Agreement, Licensor hereby grants to Licensee: (i) a non-exclusive, personal, non-transferable, revocable, royalty-bearing, limited license (1) under Licensor’s rights in and to the Licensed Gevo Patents solely to make the Licensed Products at the Facility, using only Gevo Biocatalysts and Gevo Separation Technology as limited by the Process Description, and to sell such Licensed Products pursuant to a Purchase Contract, and (2) to use the Licensed Know-How solely to make the Licensed Products at the Facility, using only Gevo Biocatalysts and Gevo Separation Technology as limited by the Process Description, and (ii) a non-exclusive, personal, non-transferable, revocable, royalty-bearing, limited sublicense under Licensor’s rights in and to the Licensed Butamax Patents solely to make the Licensed Products at the Facility, using only Gevo Biocatalysts and Gevo Separation Technology as limited by the Process Description, and to sell such Licensed Products pursuant to a Purchase Contract.

(b) No Sublicense or Have Made Rights. Licensee may not sublicense any of the rights granted under Section 2.1 to any third party without the prior written consent of Licensor, which consent may be withheld by Licensor in its sole and absolute discretion.  In no event may Licensee sublicense any of the rights sublicensed under Section 2.1 to any third party. The license and sublicense rights granted under Section 2.1 do not include the right to use third parties to manufacture the Licensed Products or the Gevo Biocatalysts on behalf of Licensee.  Licensee receives no right to have made Biobutanol or the Gevo Biocatalysts under any license or sublicense granted in the Agreement.

2.2 Cross-License Agreement Related Terms & Conditions.  Licensee shall comply with the Cross-License Agreement related Terms & Conditions set forth in Exhibit H attached hereto and incorporated herein by reference.

2.3 Process Description.  “Process Description” shall mean the process for making the Licensed Products set forth in Exhibit I attached hereto and incorporated herein by reference.  Subject to the terms and conditions of this Agreement, and Licensee’s payment of the fees and other amounts described in Section 4 of this Agreement, Licensor hereby grants to Licensee a non-exclusive, personal, non-transferable, revocable, royalty-bearing, limited license under Licensor’s rights in and to the Process Description solely to make the Licensed Products at the Facility, using only Gevo Biocatalysts and Gevo Separation Technology.

2.4 No Unlicensed Activities.

(a) Specifications.  Licensee acknowledges and agrees that the licenses and sublicenses granted under Section 2.1 are subject to Licensee’s full compliance with, and Licensee represents, warrants and covenants to Licensor and its licensors, that Licensee will, during the Term of this Agreement and at all times thereafter, comply with the specifications set forth in Exhibit F attached hereto and incorporated herein by reference.  The obligations of Licensee under this Section 2.5 shall survive the termination or expiration of this Agreement for any reason.

(b) No Implied Licenses.  Except as expressly provided in this Section 2, nothing contained in this Agreement is intended to confer by implication, estoppel, or otherwise, upon Licensee or any other party, a license or rights in any Intellectual Property Rights of Licensor or its licensors, including, without limitation, any license or rights in or to any Intellectual Property Rights of Butamax.

3. Sales Agent.

3.1 Appointment as Agent. Licensee hereby appoints Licensor, and Licensor hereby accepts such appointment, to be Licensee’s exclusive (even as to Licensee) agent for the purposes of (a) marketing Licensed Products to potential customers and distributors of the Licensed Products, and (b) negotiating and entering into contracts in Licensee’s name (i) with such customers and distributors (collectively, “Customers”) for the sale and supply of Licensed Products by Licensee to such Customers, provided such contracts include applicable terms and conditions at least as restrictive as the minimum terms and conditions set forth in Exhibit D attached hereto and incorporated herein by reference (the “Purchase Terms”), and (ii) for off-take agreements for the supply of Licensed Products by Licensee for sale by or through Butamax in the Direct Fuel Blending Field (each such contract described in Sections 3.1(b)(i) and 3.1(b)(ii) above is referred to hereinafter as a “Purchase Contract”).  Licensor shall receive a commission in the amount of [***] of Net Sales for all sales of the Licensed Product.

3.2 Purchase Contracts. Licensee shall honor the terms of all such Purchase Contracts entered into during the Term and hereby represents, warrants and covenants to Licensor that it will promptly perform its respective obligations thereunder in accordance with the highest industry standards and in full accordance with the terms and conditions of such Purchase Contracts, including without limitation, supply of Licensed Products that strictly conform to the applicable specifications and requirements set forth in Exhibit F attached hereto and incorporated herein by reference and any additional specifications and requirements set forth in the applicable Purchase Contract (collectively, the “Specifications”).  For purposes of clarity, Licensor will not be a party to, and except with respect to Licensor’s obligations to comply with the terms and conditions of this Agreement will have no responsibility or liability under, such Purchase Contracts. Without limiting the generality of the foregoing, Licensee acknowledges and agrees that Licensor shall be an intended third party beneficiary under each Purchase Contract and Licensor shall have the right to enforce such Purchase Contracts against Licensee directly.

4. Payment.

4.1 Upfront License Fee.  On the Effective Date, Licensee will pay Licensor a non-refundable, upfront license fee in the amount specified in Exhibit C.

4.2 Annual Minimum License Fee.  By no later than each anniversary of the Effective Date, Licensee will pay to Licensor a non-refundable, annual minimum license fee in the amount specified in Exhibit C.  The annual minimum license fee paid for any contract year may be credited against royalties payable during the same year.

4.3 Royalties.  On a quarterly basis, Licensee will pay Licensor royalties in accordance with Exhibit C (the “License Fee and Royalties”) for any Licensed Product manufactured or sold by Licensee, within thirty (30) days after the end of each calendar quarter.

4.4 Royalty Report. Along with each royalty payment, Licensee will provide a statement showing in reasonable detail and separately identifying for the previous quarter:  (a) the amount of Licensed Product manufactured at the Facility during the reported quarter; (b) the amount of Licensed Product sold by Licensee during the reported quarter; (c) the identity of Licensee’s customers purchasing the Licensed Products; and (d) calculation of royalties owed, including revenue recognized and deductions taken (if royalties are based on net sales) and (e) any other information that Licensor requests that may be required to determine the correct amount of royalties due.  The royalty statement will be certified by an officer of Licensee authorized to make such certification.

4.5 Milestone Payments.  Licensee will pay Licensor the milestone payments described in Exhibit C within thirty (30) days after the occurrence of the applicable event.  All milestone fees paid will be non-creditable and non-refundable once paid.

4.6 Section Reserved.

*Confidential Treatment Requested

4.7 Records.  Licensee will keep and maintain accurate and detailed books and records adequate for Licensor to ascertain the royalties payable hereunder for a period of five (5) years from the end of each quarter when royalties are payable.  Licensor will have the right to audit Licensee’s books and records as provided in Section 15.5.  If the audit reveals that Licensee has underpaid the amount due to Licensor by [***] or more in any royalty period, Licensee will reimburse Licensor for all costs and expenses incurred by Licensor in connection with such audit.  Licensee will promptly pay Licensor any amounts shown by any such audit to be owing plus a late payment charge as provided in Section 4.9.

4.8 Taxes.  Royalties and other sums payable under this Agreement are exclusive of VAT (or similar tax) and shall be paid free and clear of all deductions and withholdings whatsoever, unless the deduction or withholding is required by applicable Laws. If any deduction or withholding is required by applicable Laws, Licensee shall pay to Licensor such sum as will, after the deduction or withholding has been made, leave Licensor with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding. If Licensee is required by applicable LAWS to make a deduction or withholding, Licensee shall, within thirty (30) business days of making the deduction or withholding, provide a statement in writing showing the gross amount of the payment, the amount of the sum deducted and the actual amount paid.  Without limiting the generality of the foregoing, Licensee will be responsible for and will indemnify and hold Licensor harmless from payment of any taxes (other than taxes based on Licensor’s net income), fees, duties, and other governmental charges, and any related penalties and interests, arising from the payment of any license fees or royalties under this Agreement.  Licensee will make all payments of fees and royalties under this Agreement free and clear of, and without reduction for, any withholding taxes.  Any taxes imposed on payment of fees and royalties to Licensor will be Licensee’s sole responsibility.

4.9 Late Payment.  If any amount owed to Licensor hereunder is not paid when due, the unpaid amount shall bear interest, at an annual rate of seven (7) percentage points above the prime rate as published in “The Bloomberg Financial News and Information System” on the last business day of the accounting period for which payment was due (or the maximum rate permitted by applicable LAWS, if lower).  Such interest shall accrue on the balance of any unpaid amount from the date on which such amount becomes due until payment or offset thereof in full.

4.10 Reports.

(a) Within fifteen (15) days after the end of each calendar quarter, Licensee shall provide a report to Licensor stating the number of gallons of Biobutanol sold or otherwise transferred by or for Licensee and price for NET SALES for Biobutanol sold or otherwise transferred into the Direct Fuel Blending field (if any) during such calendar quarter.

5. Specifications & Forecasts.

5.1 Specifications. The Licensed Products manufactured and supplied by Licensee hereunder shall strictly conform to the applicable Specifications set forth in Exhibit F and the applicable Purchase Contract.  Manufacturer warrants that the Licensed Products manufactured and supplied by Licensee hereunder shall meet or exceed the Specifications. Without limiting the generality of the foregoing, Licensee shall bear all shipping, customs and clearance charges incurred in shipping replacement quantities of the Licensed Products and shall furthermore bear all costs for the return of non-conforming Licensed Products to Licensee.

5.2 Forecasts. Licensee shall furnish Licensor, no later than the tenth (10th) day of each month, with a written production forecast of Licensed Products for the ensuing six (6) months.  Such forecasts shall be firm and binding on Licensee for the following three (3) month period and Licensor shall be entitled to rely on such forecasted production for the purposes contemplated herein in Licensor’s performance hereunder.

6. Improvements.

6.1 To the extent Licensee conceives, reduces to practice, creates, develops, makes, or acquires any Improvements (“Licensee Improvements”), Licensee will promptly disclose all Licensee Improvements to Licensor in writing in a format requested by Licensor.  Licensor shall own all right, title and interest in and to Licensee Improvements, and Licensee hereby irrevocably and unconditionally assigns, transfers, and conveys to Licensee all of Licensor’s right, title, and interest in and to Licensee Improvements.  If any Licensee Improvement or Intellectual Property Rights therein, including moral rights, cannot (as a matter of law) be assigned to Licensor, then (a) Licensee unconditionally and irrevocably waives the enforcement of such rights against Licensor, and (b) to the extent Licensee cannot (as a matter of law) make such waiver, Licensee unconditionally grants to Licensor an exclusive, perpetual, irrevocable, worldwide, fully-paid and royalty-free license, with the right to sublicense through multiple levels of sublicensees, under any and all such rights to fully utilize Licensee Improvements without any restriction.  In order to comply with the requirements in this Section 6.1, Licensee will ensure that all of its employees and contractors have signed proprietary information and inventions agreement substantially similar to and no less protective of the rights of Licensee than those provided in Exhibit G attached hereto.

*Confidential Treatment Requested

6.2 Assistance.  Licensee will assist, and require its employees and contractors to assist, Licensor in perfecting and enforcing Licensor’s rights in Licensee Improvements.  To that end, Licensee will, and require its employees and contractors to, execute, verify, and deliver such documents and perform such other acts (including appearances as a witness) as Licensor may reasonably request in connection with applying for, obtaining, perfecting, evidencing, sustaining and enforcing the Intellectual Property Rights in Licensee Improvements.  In addition, Licensee will, and will require its employees and contractors to, execute, verify and deliver assignments of Licensee Improvements and Intellectual Property Rights therein to Licensor. In the event Licensee is unable for any reason, after reasonable effort, to secure Licensee’s signature on any document needed in connection with the actions specified in this Section, Licensee hereby irrevocably designates and appoints Licensor and its duly authorized officers and agents as Licensee’s agent and attorney-in-fact, which appointment is coupled with an interest, to act for and on Licensee’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section with the same legal force and effect as if executed by Licensee.

7. Challenging Licensed Patents.  Licensee acknowledges that all Licensed Patents are valid, enforceable and owned exclusively by Licensor or its licensors.  Licensee agrees not to challenge or assist any third party in challenging the validity, enforceability or exclusive ownership by Licensor of any Licensed Patent.  To the extent Licensee challenges or assists any third party in challenging the validity, enforceability or exclusive ownership by Licensor of any Licensed Patent, Licensor may terminate this Agreement effective immediately upon notice to Licensee.  Notwithstanding the foregoing, if Licensee elects to challenge or assist ay third party in challenging the validity, enforceability or exclusive ownership by Licensor of any Licensed Patent, Licensee must provide Licensor with all evidence Licensee or the third party intends to rely upon in challenging the validity, enforceability or exclusive ownership by Licensor of any Licensed Patent at least ninety (90) days prior to initiating any such challenge in any court or arbitration proceeding.  If requested by Licensor, Licensee must submit such challenge to arbitration to be held in Denver, Colorado under the rules of the American Arbitration Association.  Licensee agrees to pay the royalties during the period in which the Licensed Patents are challenged and agrees that Licensee is not entitled to any refund of payments previously made by Licensee, even if Licensee or a third party is successful in challenging the Licensed Patent.  If Licensor prevails in any action or proceeding initiated by Licensee or a third party with the assistance of Licensee to challenge the validity, enforceability or exclusive ownership by Licensor of any Licensed Patent: (a) Licensor may increase the royalty rate by three (3) times the then-current royalty rate; and/or (b) Licensor will receive a full reimbursement of all fees (including attorneys’ fees) and expenses incurred by Licensor in defending any such challenge.   Without liming the foregoing, Licensee acknowledges and agrees that this Section 7 is further subject to the corresponding terms and conditions set forth in the Cross-License Agreement and as such, Licensee is also subject to the rights and remedies of Butamax under the Cross-License Agreement in the event Licensee breaches this Section 7.

8. Representations and Warranties.

8.1 Power and Authority.  Each Party represents and warrants that it has full right, power, and authority to enter into this Agreement, to perform its obligations and duties under this Agreement, and that the performance of such obligations and duties does not and will not conflict with or result in a breach of any other agreements of such Party or any judgment, order, or decree by which such Party is bound.

8.2 Representations and Warranties by Licensor.  Subject to the Cross-License Agreement, Licensor represents and warrants that it has full right, power and authority to license the Licensed Patents and Licensed Know-How to Licensee and that it has not granted any security interest, option, lien, or encumbrance of any nature with respect to any Licensed Patent or Licensed Know-How which would conflict with the license granted to Licensee under this Agreement.

8.3 Representations and Warranties by Licensee. Licensee represents and warrants it has the necessary skills, resources, experience, and ability to perform the activities contemplated hereunder in a professional, timely, and competent manner in accordance with the highest applicable industry standards and all applicable Laws, and that it will do so.

8.4 General Disclaimers.  The express warranties set forth in Sections 8.1 and 8.2 are the only warranties made by Licensor in connection with this Agreement and are in lieu of all other warranties, express, implied, or statutory.  EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 8, LICENSOR, ON BEHALF OF ITSELF, ITS AFFILIATES AND LICENSORS, EXPRESSLY DISCLAIMS AND EXCLUDES, AND LICENSEE HEREBY WAIVES, ANY AND ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, WITH RESPECT TO THE LICENSED PATENTS, LICENSED KNOW HOW, GEVO SEPARATION TECHNOLOGY, BUTAMAX SOLIDS SEPARATION TECHNOLOGY, OR ANY OTHER SOLIDS SEPARATION TECHNOLOGY, OR THIS AGREEMENT, INCLUDING ANY REPRESENTATIONS OR WARRANTIES [***] OF ANY TECHNOLOGY OR ANY INVENTION COVERED BY A CLAIM OF ANY PATENT OR PATENT APPLICATION, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.

*Confidential Treatment Requested

Notwithstanding anything that may be to the contrary, nothing contained in this Agreement shall be construed as:

(a) A warranty or representation by Licensor or its licensors as to the validity, enforceability, scope, or patentability of Licensed Patents or any obligation to defend any claim related to the validity, enforceability, scope, or patentability of Licensed Patents;

(b) A warranty or representation by Licensor, its Affiliates or licensors that the Licensed Patents cover any particular jurisdiction;

(c) A warranty or representation by Licensor, its Affiliates or licensors that anything made, used or sold or otherwise disposed of under any license or right granted in the Agreement is or will be free from infringement, misappropriation or other violation of patents or other intellectual property rights of any third party;

(d) An obligation to bring or prosecute actions or suits against any third party for infringement, misappropriation or other violation of any patent or other intellectual property right of any third party;

(e) Granting by implication, estoppel or otherwise any license or right other than those which are expressly stated herein, or granting of any license or right to any biological materials, or trademarks or service marks owned or licensed by a Licensor;

(f) A requirement that Licensor, its Affiliates or licensors (i) disclose know-how, trade secrets or technical information (except for the provision of the Licensed Know How as specifically provided herein) or (ii) provide any technical assistance; or

(g) An obligation that Licensor, its Affiliates or licensors file or prosecute any patent application, secure any patent, or maintain any patent application.

9. Indemnity.  Licensee will defend, indemnify, and hold Licensor harmless from and against any and all claims, losses, liabilities, damages, costs, and expenses (including attorneys’ fees, expert witness fees, and court costs) directly or indirectly arising from or relating to this Agreement or any Purchase Contract, or any activities of Licensee concerning the Licensed Products or Gevo Biocatalysts, including, but not limited to, (a) Licensee’s breach of this Agreement, (b) Licensee’s violation of any applicable Laws, or otherwise engaging in unethical business practices, in the course of manufacturing, offering for sale, selling, or providing the Licensed Products, (c) Licensee engaging in activities with respect to the Licensed Products which damage, tarnish, or prejudice the reputation of Licensor or its licensors, or Licensor’s industry, in Licensor’s sole discretion, (d) Licensee’s failure to implement or comply with security procedures to protect the Confidential Information included in Licensed Know-How, Licensed Patents, or Gevo Biocatalysts, (e) claims by Customers, or (e) Licensee’s use, storage or disposal of Gevo Biocatalysts. Licensor will notify Licensee promptly of any claim for which Licensor believes it is entitled to indemnification under this Section and which Licensor desires Licensee to defend. However, Licensor’s failure to provide such notice or delay in providing such notice will relieve Licensee of its obligations under this Section only if and to the extent that such delay or failure materially prejudices Licensee’s ability to defend such claim.  Licensor will have the right to participate in the defense of such claim with its own counsel and at its own expense.  Licensor will cooperate with Licensee, at Licensee’s reasonable request and at Licensee’s expense, in the defense of such claim.  No settlement of a claim will be binding on Licensor without Licensor’s prior written consent.

10. Limitation of Liability.  In no event will licensor or its licensors be liable to licensee or any third party for any consequential, indirect, punitive, exemplary, special, or incidental damages, including any lost profits, arising from or relating to this Agreement or the Licensed Patents, licensed know-how, OR Gevo Biocatalysts.  licensor’s total cumulative liability in connection with this Agreement, the Licensed Patents, and the licensed know-how, whether in contract or tort or otherwise, will not exceed [***].

11. Term and Termination.

11.1 Term.  The term of this Agreement will begin on the Effective Date and continue in effect unless terminated earlier pursuant to Section 11.2 or 11.3 (the “Term”).

*Confidential Treatment Requested

11.2 Termination by Licensor.  Licensor may immediately terminate this Agreement by giving a written notice of termination to Licensee if any of the following events occurs:

(a) Licensee breaches any provision of this Agreement that is curable (other than payment) and fails to cure such breach to the satisfaction of Licensor within thirty (30) days after written notice thereof from Licensor;

(b) Licensee breaches any provision of this Agreement that is not curable;

(c) Licensee attempts to assign any right or delegate any duty under this Agreement in violation of Section 15.4;

(d) Licensee fails to pay any portion of the fees or royalties owed to Licensor within ten (10) days after its due date;

(e) Licensee, directly or indirectly, challenges or assists any third party in challenging the validity or enforceability of any Licensed Patent as provided in Section 7;

(f) Licensee violates any applicable laws or regulations, or otherwise engages in unethical business practices, in the course of manufacturing, offering for sale, selling, or providing the Licensed Products;

(g) Licensee engages in activities with respect to the Licensed Products which damage, tarnish, or prejudice the reputation of Licensor or Licensor’s industry, in Licensor’s sole discretion; or

(h) Licensee becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, or comparable proceeding or if any such proceeding is instituted against Licensee and not dismissed within sixty (60) days.

11.3 Termination by Licensee.  Licensee may immediately terminate this Agreement by giving a written notice of termination to Licensor if Licensor breaches any material provision of the Agreement and fails to cure such breach to the satisfaction of Licensee within sixty (60) days after written notice thereof from Licensee.

11.4 Effect of Termination.  Upon termination or expiration of this Agreement: (a) all licenses granted by Licensor to Licensee under this Agreement will be immediately terminated and revoked; (b) Licensee will cease to manufacture, offer for sale, sell or provide the Licensed Products; (c) comply with Section 12.4 with respect to any Confidential Information of Licensor (including, without limitation, returning to Licensor all Gevo Biocatalysts and any other materials provided by or on behalf of Licensor or its licensors to Licensee hereunder); (d) comply in all respects with Section 2.5, on a world-wide basis, regardless of whether Licensor or its licensors control patent rights in a given jurisdiction (which requirement is a fundamental inducement to Licensor’s agreeing to enter into this Agreement and to grant the licenses granted in Section 2.1 hereof); and (e) all outstanding payments will become immediately due.

11.5 Survival.  Upon termination or expiration of this Agreement, Sections 1, 2.2, 2.5, 4.7, 4.8, 4.9, 4.10, 5, 6, 7, 8.4, 9, 10, 11, 12, 13, 14 and 15, and any payment accrued prior to such termination or expiration will survive.

12. Confidentiality.

12.1 Confidential Information.  During the term of this Agreement, each Party (the “Receiving Party”) may be provided with, have access to, or otherwise learn confidential and/or proprietary information of the other Party or their respective third party licensors (the “Disclosing Party”) (including certain information and materials concerning the Disclosing Party’s (or its respective third party licensor’s) business, plans, customers, technology, and products) that is of substantial value to the Disclosing Party (or its respective third party licensor), and which is identified as confidential at the time of disclosure or which should reasonably be considered, under the circumstances of its disclosure, to be confidential to the Disclosing Party (“Confidential Information”).  All Licensed Know-How disclosed or provided by or on behalf of Licensor to Licensee shall be considered “Confidential Information” of Licensor, whether or not they were identified as confidential at the time of disclosure.

12.2 Confidentiality Obligations.  As between the Parties, all Confidential Information remains the property of the Disclosing Party.  The Receiving Party may disclose the Confidential Information of the Disclosing Party only to its employees and contractors who need to know the Confidential Information for purposes of performing under this Agreement and who are bound by the Receiving Party’s standard employee or contractor (as applicable) confidentiality agreements. The Receiving Party will not use the Confidential Information without the Disclosing Party’s prior written consent except in performance under this Agreement.  The Receiving Party will take measures to maintain the confidentiality of the Confidential Information equivalent to those measures the Receiving Party uses to maintain the confidentiality of its own confidential information of like importance but in no event less than reasonable measures.  The Receiving Party will give immediate notice to the Disclosing Party of any unauthorized use or disclosure of the Confidential Information that comes to the attention of the Receiving Party’s senior management and agrees to assist the Disclosing Party in remedying such unauthorized use or disclosure.

12.3 Exceptions. The confidentiality obligations do not extend to Confidential Information which: (a) becomes part of the public domain without the fault of the Receiving Party; (b) is rightfully obtained by the Receiving Party from a third party with the right to transfer such information without obligation of confidentiality; (c) is independently developed by the Receiving Party without reference to or use of the Disclosing Party’s Confidential Information, as evidenced by written records; or (d) was lawfully in the possession of the Receiving Party at the time of disclosure, without restriction on disclosure, as evidenced by written records. In addition, the Receiving Party may disclose Confidential Information of the Disclosing Party as may be required by law, a court order, or a governmental agency with jurisdiction, provided that before making such a disclosure the Receiving Party first notifies the Disclosing Party promptly and in writing and cooperates with the Disclosing Party, at the Disclosing Party’s reasonable request and expense, in any lawful action to contest or limit the scope of such required disclosure.

12.4 Return of Confidential Information.  Upon termination or expiration of this Agreement, the Receiving Party will return to the Disclosing Party or destroy all tangible copies of Confidential Information of the Disclosing Party, which the Receiving Party no longer has the right to use, in the Receiving Party’s possession or control and will erase from its computer systems all electronic copies thereof.

12.5 Confidentiality of the Agreement. The terms and conditions of this Agreement constitute the Confidential information of both Parties.  Neither Party will disclose any terms or conditions of this Agreement to any third party, without the prior written consent of the other Party, except: (i) as required by law; (ii) to its attorneys, accountants, and other professional advisors under a duty of confidentiality; or (iii) by Licensor, to a third party under a duty of confidentiality in connection with financing, investment or a proposed merger or a proposed sale of all or part of Licensor’s business related to this Agreement.

12.6 Survival of Obligations. Subject to Section 12.3, the Receiving Party’s obligation under this Section with respect to any technical Confidential Information disclosed by the Disclosing Party shall survive any termination or expiration of this Agreement for ten (10) years thereafter, and for any other information Confidential Information shall remain for five (5) years after disclosure; provided, that Licensee’s obligation under this Section with respect to any Confidential Information pertaining or related to the Cross-License Agreement, the Licensed Butamax Patents or the Licensed Know-How, shall survive any termination or expiration of this Agreement in perpetuity.

13. Gevo Biocatalysts.

13.1 Gevo Biocatalysts.  From time to time during the Term, Licensor or its suppliers may provide to Licensee certain Biocatalysts of Licensor further described in Exhibit B which may be useful for Licensee to manufacture the Licensed Products (the “Gevo Biocatalysts”).  Gevo Biocatalysts will only be used by Licensee at the Facility in manufacturing the Licensed Products as expressly permitted under this Agreement and pursuant to any instructions on handling or using the Gevo Biocatalysts provided by or on behalf of Licensor.  Licensee will maintain proper controls governing the protection, use and disposal of Gevo Biocatalysts at all times, and agrees not to transfer Gevo Biocatalysts to any person.  Licensee agrees to comply with all laws, rules and regulations applicable to handling or use of Gevo Biocatalysts.  Licensor will retain ownership of such Gevo Biocatalysts at all times and Gevo Biocatalysts and any information contained or embodied in, represented by or provided in connection with Gevo Biocatalysts will be considered Confidential Information of Licensor and will be protected pursuant to Section 12.  [***].

13.2 Forecasts; Orders.  Licensee shall furnish Licensor, no later than the tenth (10th) day of each month, with a written forecast of Licensee’s Gevo Biocatalysts requirements for the ensuing six (6) months.  Such forecasts shall be binding on Licensee for the following three (3) month period.  Each order by Licensee for the shipment of Gevo Biocatalysts by or on behalf of Licensor shall be by firm order in writing by Licensee specifying the quantity of Gevo Biocatalysts required.  The fees to be paid by Licensee to Licensor for Licensee’s use of such Gevo Biocatalysts in each shipment shall be calculated according to Exhibit C (collectively, the “Gevo Biocatalysts Fees”) and subject to the applicable payment terms set forth in Section 4 of this Agreement.

13.3 Disclaimer.  [***], Gevo Biocatalysts ARE BEING SUPPLIED TO LICENSEE “AS IS” WITH THE UNDERSTANDING THAT THEY ARE PROVIDED WITH NO, AND LICENSOR (ON BEHALF OF ITSELF AND ITS SUPPLIERS AND LICENSORS) HEREBY DISCLAIMS ANY AND ALL, REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF THIRD-PARTY RIGHTS.

*Confidential Treatment Requested

13.4 Assumption of Risk.  Licensee shall bear all risk to itself and/or any others resulting from any use, directly or indirectly, to which it puts Gevo Biocatalysts or any other material that could not have been made but for Gevo Biocatalysts.  Licensee agrees that Licensor and its directors, officers, employees, suppliers, licensors and agents will have no liability arising from any use, storage, or disposal of Gevo Biocatalysts by Licensee. Delivery of any order hereunder shall be deemed to occur upon Licensor making the Gevo Biocatalysts available to the carrier or freight forwarder selected by Licensor (or if none is selected by Licensor, then the carrier or freight forwarder selected by Licensee).  The risk of loss of all Gevo Biocatalysts provided hereunder shall pass to Licensee upon such delivery, and the risks of loss, damage or delay in transit shall be solely the responsibility and risk of Licensee.  All claims for loss, damage or destruction will be made by Licensee to the carrier.

14. Prosecution and Enforcement.

14.1 Prosecution.  Licensor will have sole control over, but, as between the Parties, no obligations to Licensee with respect to, the filing, prosecution, and maintenance (collectively “Prosecution”) of all Licensed Patents.  Unless requested by Licensor, Licensee will not have any right to participate in the Prosecution of any Licensed Patents.

14.2 Enforcement.  Licensee will promptly notify Licensor upon becoming aware of any known or suspected infringement or misappropriation of any Licensed Patent or Licensed Know-How.  Such notice will include the identity of the third party or parties known or suspected to have infringed or misappropriated the Licensed Patent or Licensed Know-How and any available information that is relevant to such infringement or misappropriation.  Licensor will have sole control over enforcement and defense of all Licensed Patent or Licensed Know-How.  If Licensor asserts or files any claim (including counterclaims), suit, or action against any third party based upon alleged infringement or misappropriation of any Licensed Patent or Licensed Know-How, Licensee will cooperate with Licensor, at Licensor’s request and expense, in litigating or settling such claim.  Licensor will be entitled to all damages awarded as a result of or agreed to in a monetary settlement of any claim.

15. General.

(a) Notice. Any notice, approval, authorization, consent, or other communication required or permitted to be delivered to either Party under this Agreement must be in writing and will be deemed properly delivered, given, and received (a) when delivered by hand, or (b) two (2) business days after delivered by courier or express delivery service or by facsimile to (i) the address or facsimile number of Licensor set forth below or (ii) the address or facsimile number of Licensee listed on the first page of this Agreement, or with respect to each Party, to such other address or facsimile number as such Party may have specified in a written notice to the other Party.

Licensor Name:	Gevo, Inc.
Address:	345 Inverness Drive South Building C, Suite 310 Englewood, CO 80112
Fax Number:	(303) 858-8431
Attention:	Chief Legal Officer

15.2 Governing Law.  This Agreement and the rights and obligations of the Parties hereunder (including, without limitation, any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest) shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

15.3 Dispute Resolution. The Parties recognize that bona fide disputes may arise from time to time that may relate to or arise from the Parties’ rights or obligations under this Agreement, including the breach, termination or validity thereof. The Parties shall use all reasonable efforts to resolve such disputes in an amicable manner and shall resolve such disputes in accordance with this Section 15.3 except for as provided in Section 7 and for actions seeking specific performance which will be governed by Section 15.4.

(a) Escalation.  If the Parties are unable to resolve any such dispute within thirty (30) days after consultation between responsible counsel of the Parties, a Party may, by written notice to the other Party, have such dispute referred to the respective nominees of the Parties, who shall be senior executives with the authority to resolve such disputes. Such nominees shall attempt to resolve the referred dispute by good faith negotiations within thirty (30) days after such notice is received.

(b) Mediation.  If the designated nominees are not able to resolve such dispute within such thirty (30) day period under Section 15.3(a), the Parties shall attempt in good faith to resolve such dispute promptly by confidential mediation process under the then-current International Institute for Conflict Prevention and Resolution (“CPR”) Mediation Procedure within thirty (30) days after the mediation begins.

(c) Arbitration.  If, after such good faith participation in such mediation process set forth in Section 15.3(b), the Parties cannot resolve such dispute, such dispute shall be finally resolved by binding arbitration in accordance with the CPR Rules for Administered Arbitration by three arbitrators, of whom each of Licensor and Licensee shall designate one, with the third arbitrator to be designated by the two Party-appointed arbitrators. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof.  The place of the arbitration shall be New York, New York.

(i) Unless the arbitrators find good reason to proceed on a different schedule:  (A) an initial pre-hearing conference for the planning and scheduling of the proceeding will be held within thirty (30) days from the date that the third arbitrator is appointed, (B) all discovery shall be completed within seven (7) months of such initial pre-hearing conference, and (C) a maximum of two (2) sessions for the presentation of evidence that will total no more than ten (10) hearing days shall be concluded within nine (9) months from the date that the third arbitrator is appointed.

(ii) The arbitrators shall require that, unless otherwise agreed to by the Parties, a transcript of the hearing shall be maintained and shall be considered Confidential Information.  The arbitrators shall conduct the arbitration in accordance with the requirements of the CPR Arbitration Appeal Procedure.

(iii) A Party may file an appeal only under the CPR Arbitration Appeal Procedure from any final award of an arbitral panel in any arbitration arising out of or related to this Agreement.  Unless otherwise agreed by the Parties and the appeal tribunal, the appeal shall be conducted at the place of the original arbitration.

(iv) In the event that a dispute is submitted to arbitration under this Section 15.3 concerning whether a Gevo Biocatalyst, Biobutanol, or other product, process or method  (collectively, the “Accused Arbitrable Product”) is covered by one or more claims of a Licensed Patent, or whether a royalty is due for such Accused Arbitrable Product, then Licensee hereby expressly acknowledges and agrees that Licensee’s claiming or contending that (i) such Accused Arbitrable Product is not covered by a Licensed Patent (as applicable), (ii) there is no royalty due for sales of such Accused Arbitrable Product, or (iii) the technology practiced by Licensee is within the scope of the Licensor Separation Technology, shall have the burden to prove its position to the arbitrators by a clear and convincing evidence standard.

(d) Costs.  Unless the arbitrators decide otherwise, the Parties shall share equally the costs or fees associated with retaining any arbitrators or mediators pursuant to this Section 15.3, and the Parties shall otherwise bear their own costs and attorneys’ fees (except as otherwise provided in this Agreement).

15.4 Actions for Specific Performance.  Solely with respect to actions for specific performance, the Parties agree as follows:

(a) Equitable Relief.  Each Party agrees that irreparable damage would occur and the Parties would not have an adequate remedy at Law if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each Party agrees that the other Parties will be entitled to an injunction, specific performance and other equitable relief from time to time to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement without the requirement of posting any bond or other indemnity, in addition to any other remedy to which it may be entitled, at Law or in equity.  Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity.

(b) Forum; Consent to Jurisdiction. Except as provided in Sections 7 and 15.3, any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in the U.S. District Court for the District of Delaware located in the County of New Castle, State of Delaware. Each Party to this Agreement:

(i) Expressly and irrevocably consents and submits to the personal jurisdiction of the U.S. District Court for the District of Delaware located in the County of New Castle, State of Delaware (and of the appropriate appellate court), in connection with any legal proceeding;

(ii) Agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court;

(iii) Agrees that it will not bring any action relating to this Agreement in any court other than the U.S. District Court for the District of Delaware;

(iv) Agrees that service of any process, summons, notice or document by U.S. mail addressed to him at the address set forth on the first page of this Agreement shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

(v) Agrees that each federal court located in the County of New Castle, State of Delaware, shall be deemed to be a convenient forum; and

(vi) Agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner.

15.5 Waiver of Jury Trial.  Each of the Parties hereto hereby agrees to waive its respective rights to a jury trial of any claim or cause of action based upon or arising hereunder.  The scope of this waiver is intended to be all‑encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims.  Each Party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in its related future dealings.  Each Party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.  This waiver is irrevocable, meaning that it may not be modified either orally or in writing (other than by a mutual written waiver specifically referring to this Section 15.5 and executed by each of the Parties hereto), and this waiver shall apply to any subsequent amendments, renewals, supplements or modifications hereto or to any other documents or agreements relating to the sub-license made hereunder.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

15.6 Assignment. Licensee may not assign or transfer any of its rights under this Agreement or delegate any of its obligations or duties under this Agreement, whether by operation of law or otherwise, without the prior written consent of Licensor.  For purposes of this Section, any Change in Control involving Licensee will be deemed to be an assignment of this Agreement.  Licensor may assign or transfer this Agreement or any of its rights under this Agreement or delegate any of its obligations or duties under this Agreement without the prior written consent of Licensee for any reason whatsoever in its sole and absolute discretion, including, without limitation, to Butamax pursuant to the Cross-License Agreement.  Any attempted assignment or delegation of any rights or obligations under this Agreement in violation of the foregoing will be null and void.  This Agreement will be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns.

15.7 Section Reserved.

15.8 Attorneys’ Fees. If any legal action is brought to enforce this Agreement, the prevailing Party will be entitled to receive its attorneys’ fees, court costs, and other collection expenses, in addition to any other relief it may receive.

15.9 Waiver. All waivers must be in writing and signed by an authorized representative of the Party to be charged.  Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

15.10 Damages.  Licensee acknowledges and agrees that (i) in the event of any breach of this Agreement by Licensee, damages likely to result therefrom are difficult to estimate, and (ii) Licensee’s obligations to pay any amounts set forth herein are reasonable under the circumstances, and such amounts do not constitute a penalty, but rather represent a fair, reasonable, and appropriate estimate of damages arising as a result of such breach.

15.11 Severability.  If any provision of this Agreement is unenforceable, such provision will be changed and interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law and the remaining provisions will continue in full force and effect.

15.12 Third Party Beneficiary.  Licensee acknowledges and agrees that Butamax shall be an intended third party beneficiary under this Agreement and Butamax have the right to enforce this Agreement against Licensee directly.

15.13 Independent Contractors.  Except as expressly set forth herein under Section 3, this Agreement is not intended to establish any partnership, joint venture, agency, or other relationship between the Parties except that of independent contractors.

15.14 Non-Exclusive Relationship.  The relationship established by this Agreement is non-exclusive.  Nothing in this Agreement shall prohibit or restrict Licensor from licensing the Licensed Patents or Licensed Know-How to any third party or from developing, using, selling, distributing, providing, licensing or marketing products or services competitive with the Licensed Products.

15.15 Construction.  The section headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement.  Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be used against Licensor in the construction or interpretation of this Agreement.  As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”  All references in this Agreement to “Sections” are intended to refer to Sections of this Agreement.

15.16 Counterparts.  This Agreement may be executed in several counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

15.17 Entire Agreement.  This Agreement, along with the Exhibits hereto, sets forth the entire understanding of the Parties relating to the subject matter hereof and supersedes all prior agreements and understandings between the Parties relating to the subject matter hereof; provided, that the Bilateral Non-Disclosure Agreement attached as Exhibit D to the Joint Development Agreement by and between the Parties dated as of January 11, 2016 shall continue to govern any confidential information disclosed by the Parties under that agreement prior to the Effective Date of this Agreement.  This Agreement may not be amended, modified, altered, or supplemented other than by means of a written instrument duly executed and delivered on behalf of both Parties.

[Signature page follows.]

In Witness Whereof, the Parties have executed this Agreement as of the Effective Date.

Licensor:		Licensee:

Gevo, Inc.		Porta Hnos S.A.

By:	/s/ Mike Willis	By:	/s/ Jose V.R. Porta

Name:	Mike Willis	Name:	Jose V. R. Porta

Title:	CFO	Title:	Presidente

Date:	02/01/2016	Date:	02/01/2016

Exhibit A

Definitions

16. Definitions.  As used in this Agreement:

16.1 “Affiliate” of a Party means any person or entity that controls, is controlled by, or is under common control with such Party, but only as long as such control exists.  “Control” for purposes of this definition shall mean ownership of fifty percent (50%) or more of the outstanding voting securities.

16.2 “Biobutanol” means isobutanol used or produced using a Biocatalyst, method, process or invention that embodies, uses, or is covered by, any claim of any of: (a) the Butamax Licensed Patents in any jurisdiction or (b) Gevo Licensed Patents in any jurisdiction, regardless of in which jurisdiction such isobutanol is used, produced, sold or otherwise transferred.

16.3 “Biocatalysts” means recombinant microorganisms engineered to produce isobutanol.

16.4 “Butamax” is defined in the recitals to this Agreement.

16.5 “Butamax Separation Technology” means a process used, developed or acquired by Butamax for recovery of Biobutanol [***].

16.6 “Butamax Solids Separation Technology” shall mean [***].

16.7 “Change in Control” of Licensee means:  (a) any consolidation or merger of Licensee with or into any other entity in which the holders of Licensee’s outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain stock representing a majority of the voting power of the surviving entity or stock representing a majority of the voting power of an entity that wholly owns, directly or indirectly, the surviving entity; (b) the sale, transfer, or assignment of securities of Licensee representing a majority of the voting power of all of Licensee’s outstanding voting securities to an acquiring party or “group” (as defined under the Securities Exchange Act of 1934, as amended); (c) the sale of all or substantially all of Licensee’s business or assets; or (d) any series of related transactions that would fall within clause (a), (b), or (c) above, if viewed as a single transaction.

16.8 “Cross-License Agreement” is defined in the recitals to this Agreement.

16.9 “Direct Fuel Blending Field” means Biobutanol blended with [***] to produce a fuel suitable for use in an internal combustion engine, excluding Off-Road Gasoline, Marine Gasoline, and Retail Packaged Fuels.  For the avoidance of doubt, any fuel containing more than [***] Biobutanol will be considered Direct Fuel Blending, except for Off-Road Gasoline, Marine Gasoline, and Retail Packaged Fuels.  As used in this definition, “Marine Gasoline” means [***].  As used in this definition, “Off-Road Gasoline” means gasoline blended with Biobutanol [***].  As used in this definition, “Retail Packaged Fuels” means gasoline blended with Biobutanol [***].

16.10 “Facility” means Licensee’s manufacturing facility at the location described in Exhibit B.

16.11 “Feedstock” means corn.

16.12 “gallon(s)” shall have the meaning as a U.S. capacity measure (for liquid) equal to 4 quarts or 3.785 liters.

16.13 “Gevo Biocatalysts” is defined in Section 13.1.

16.14 “Improvement” means any improvement, modification, derivative work, or variation of any invention, method, system, or technology described or claimed in any Licensed Patent or included in any Licensed Know-How.

16.15 “Intellectual Property Rights” means (a) all rights associated with works of authorship, including exclusive exploitation rights, copyrights, and moral rights; (b) trade secret rights; (c) patents and industrial property rights; and (d) other proprietary rights of every kind and nature.

*Confidential Treatment Requested

16.16 “Law(s)” shall mean any laws, constitutions, statutes, rules, regulations, directives, ordinances, codes, orders, rulings, binding agency or court interpretations or principles of common law, or other action of any governmental authority in any jurisdiction in the world, whether in force as of the Effective Date or enacted during the Term of this Agreement.

16.17 “Licensed Butamax Patents” is defined in the recitals to this Agreement.

16.18 “Licensed Know-How” means any proprietary information, know-how, or trade secret, including any tangible embodiment thereof such as any manual, report, file, documentation, drawing, specification, and other work of authorship, including any based on Licensee Improvement, owned or controlled by Licensor on or after the Effective Date and disclosed or delivered by Licensor to Licensee that are necessary or useful in practicing the Licensed Patents to manufacture isobutanol, including those listed in Exhibit B.

16.19 “Licensed Butamax Patents” is defined in the recitals to this Agreement.  For reference purposes, a list of patents and applications owned or licensed (and sublicensable) by Butamax is attached as Schedule 2 to Exhibit B, which patents and applications are included in the Licensed Butamax Patents unless otherwise provided in the Cross-License Agreement.

16.20 “Licensed Gevo Patents” means (a) the patents and patent applications listed in Schedule 1 to Exhibit B; (b) any and all patents issuing or claiming priority from any of the patents and patent applications listed in Schedule 1 to Exhibit B including continuations, continuations-in-part,  divisionals,  reexaminations,  reissues, substitutions, and extensions thereof, and foreign counterparts of the patents and patent applications listed in Schedule 1 to Exhibit B whether or not such patent applications or patents exist as of the Effective Date; and (c) any patents or patent applications based on Licensee Improvements.

16.21 “Licensed Patents” means, collectively, (a) the Licensed Gevo Patents and (b) the Licensed Butamax Patents.

16.22 “Licensed Product” means Biobutanol, the use, manufacture, sale, offer for sale, or importation of which would infringe one or more Valid Claims of a Licensed Patent, but for the license granted in Section 2, or is manufactured using any Licensed Know-How.

16.23 “Licensee Improvement” is defined in Section 6.1.

16.24 “Gevo Separation Technology” shall mean [***].

16.25 “Other Solids Separation Technology” shall mean technologies for removal of suspended solids from feedstock slurry prior to fermentation other than Butamax Solids Separation Technology.  For purposes of clarity, the term “Other Solids Separation Technology”, as used herein, specifically excludes Butamax Solids Separation Technology.

16.26 “Party” means Licensor or Licensee, as the context requires, and “Parties” means both Licensor and Licensee.

16.27 “Purchase Terms” is defined in Section 3.1.

16.28 “Purchase Contract” is defined in Section 3.1.

16.29 “Term” is defined in Section 10.1.

16.30 “Valid Claim” means a claim of an issued or granted patent in any country that has not expired or lapsed, been abandoned or cancelled, or held or declared invalid or unenforceable or a claim of a pending patent application in any country.

*Confidential Treatment Requested

2

Exhibit B

Licensed Patents:

•	Licensed Gevo Patents: See Schedule 1 to this Exhibit B, attached hereto.
•	Licensed Butamax Patents: See Schedule 2 to this Exhibit B, attached hereto.

Licensed Know-How:

•	Know-how for the production of isobutanol from renewable resources and the engineering, configuration and operation of facilities to do so.

Territory:

•	Argentina

Facility:

“Facility” means Licensee’s wholly owned ethanol planted located at Cordoba, Argentina which can produce up to 5 million gallons of Licensed Product per year.  In the event Licensee desires to increase its capacity to make more than 5 million gallons of Licensed Product per year, Licensee will pay Licensor certain milestone payments to be determined by Licensor at a later date.

Gevo Biocatalysts:

•	Genetically modified yeast for producing isobutanol.

Schedule 1 to Exhibit B

Licensed Gevo Patents

[***]

*Confidential Treatment Requested

Schedule 2 to Exhibit B

Licensed Butamax Patents

[***]

*Confidential Treatment Requested

3

Exhibit C

License Fee and Royalties

[***]

*Confidential Treatment Requested

4

Exhibit D

Purchase Terms

[***]

*Confidential Treatment Requested

5

Exhibit E

Additional Terms & Conditions

1.	Licensee shall comply with all applicable Laws in connection with the exercise of the licenses and rights granted under the Agreement;
2.	Licensee shall comply with the protection protocols set forth below in this Exhibit E for all Gevo Biocatalysts;
3.

Licensee shall not make, have made, use, offer to sell, sell, distribute or transfer, import or export Biocatalysts under any sublicense other than for purposes of making Biobutanol for distribution by, for or at the direction of Licensor within the Territory as expressly provided herein;

4.	Licensee shall not reverse engineer or otherwise analyze any Biocatalysts of Butamax or Gevo (including determining genetic or other information of any such Biocatalysts);
5.	Licensee shall not use any Butamax Separation Technology covered by claims of the Licensed Butamax Patents (except for Gevo Separation Technology);
6.	Licensee shall not otherwise engage in any activities covered by a claim of the Licensed Butamax Patents except as expressly permitted in Section 2 of the Agreement; and
7.	Licensee acknowledges and agrees that it is bound by and must comply with the Cross-License Agreement.
8.	Protection Protocols for Gevo Biocatalysts:
8.1	No third party shall have access to the Facility or any other facility of Licensee such that the third party may access any live or reproducible Biocatalyst.
8.2

Licensee shall not reverse engineer or otherwise analyze any Biocatalyst (including determining genetic or other information of any such Biocatalysts), including without limitation, any Biocatalyst of Butamax.

8.3	Licensee may not provide live or reproducible Biocatalysts to any other third party.
8.4	Licensee may only allow access to Biocatalysts by its authorized and trained employees who are bound by obligations consistent with obligations set forth in this Agreement.
8.5	Licensee shall store Biocatalysts in a locked facility that is accessible solely by its authorized and trained employees.
8.6	All vials of Biocatalysts shall be appropriately identified as “Property of Gevo, Inc.”
8.7

Each vial of any Biocatalysts shall be documented by a log specifying the number of vials used or removed, the name of each person removing such vials, the date of removal and reference batch/lot in which it is to be consumed.

8.8

During each process step, including the conclusion of every fermentation, Licensee, shall comply with the applicable protocols specified by Licensor, if any, for cell kill prior to allowing any waste or co-product release of Biocatalyst.

8.9	Licensee shall comply with the laboratory strain containment procedures specified by Licensor.
8.10	Licensee shall comply with the all Laws pertaining to use of Biocatalyst.

6

Exhibit F

Specifications

Product Specifications

Product Code: IBF001
Product Description: Fuel-Grade Isobutanol

Synonyms: isobutanol, isobutyl alcohol, 2-methyl-1-propanol	**Chemical Formula:** $C_4H_{10}O$
Molecular Weight: 74.12 g/mol	**CAS Number:** 78-83-1

Physical Properties	Methods	Specification	Units
Isobutanol	Annex A1	96 min	vol %
Methanol	Annex A1	0.4 max	vol %
Water by Karl Fischer (%)	ASTM E1064	1.0 max	vol %
Acetone	Annex A1	1.0 max	vol %
Acid Number (as Acetic Acid)	ASTM D1613	0.007 max	mass %
Inorganic Chloride Content	ASTM D512	8 max	ppm
Solvent Washed Gum	ASTM D381	5 max	mg/100 mL
Sulfur Content	ASTM D5453	30 max	ppm
Sulfate Content	Annex A2	4 max	ppm

Note: Commercial processes used to manufacture isobutanol from biological feedstocks typically yield some fusel alcohols such as pentanol and other higher alcohols.

DRAFT

Gevo, Inc. | 345 Inverness Drive South, Building C, Suite 310 | Englewood, CO 80112 | Tel: (303) 858-8358 | Fax: (303) 858-8431 | www.gevo.com

7

gevo

Product Specifications

Product Code: IBC001
Product Description: High Purity Isobutanol

Synonyms: isobutanol, isobutyl alcohol, 2-methyl-1-propanol	**Chemical Formula:** $C_4H_{10}O$
Molecular Weight: 74.12 g/mol	**CAS Number:** 78-83-1

Physical Properties	Methods	Specification	Units
Appearance	ASTM D4176	Clear and free From suspended matter	
Color by Pt-Co Scale	ASTM D1209	5 max	Pt-Co
Water by Karl Fischer (%)	ASTM E1064	0.1 max	wt %
Acid Number (as Acetic Acid)	ASTM D1613	0.001 max	mass %
Isobutanol Content (Dry Basis)	ASTM D5501 Mod	99.5 min	wt %
Density at 20°C	ASTM D381	5 max	mg/100 ml
Distillation at 101.3 kPa: **Initial Boiling Point** **Dry Point**	ASTM D1078	106.0 109.0	°C
Residual on Evaporation	ASTM D1353	1	mg/100 ml

DRAFT

Gevo, Inc. | 345 Inverness Drive South, Building C, Suite 310 | Englewood, CO 80112 | Tel: (303) 858-8358 | Fax: (303) 858-8431 | www.gevo.com

8

Exhibit G

[OMITTED]

9

Exhibit H

Cross License Agreement Related Terms & Conditions

1.1 Butamax Solid Separation Technology.  Licensee shall not be permitted to use Butamax Solids Separation Technology in connection with Licensee’s exercise of the rights granted in Section 2.1 at the Facility.  Licensee shall supply Licensor with satisfactory evidence, in the sole and absolute discretion of Licensor and its licensors (including Butamax), to establish that the Facility does not, and would not be expected to, utilize or otherwise implement Butamax Solids Separation Technology, and Licensee acknowledges and agrees that Licensor and its licensors (including Butamax) shall be entitled to exercise the audit rights under Section 15.6; provided, that the right to exercise such audits pursuant to this Section 2.3 shall not be subject to, or count against, any limitation on the frequency of audits set forth therein (if any).

1.2 Direct Fuel Blending Field.  Notwithstanding anything to the contrary contained herein, Licensee is only licensed under Section 2.1 to manufacture and sell such volumes of Licensed Products for use in the Direct Fuel Blending Field that are specifically pre-approved by Licensor, which approval may be withheld by Licensor in its sole discretion.

1.3 Biocatalysts.  Licensee will not be entitled to receive or use any Biocatalysts of Butamax hereunder and hereby represents, warrants and covenants to Licensor that Licensee will not obtain, receive or use any Biocatalysts of Butamax.  The term “Gevo Biocatalysts” specifically excludes Biocatalysts of Butamax.

1.4 Record Keeping & Audit.  At any time during the Term, Licensor may cause an auditor to, conduct, at Licensor’s expense and upon reasonable advance notice, audits of the relevant books, records, and other documents of Licensee in order to verify and determine whether Licensee is in compliance with all of its restrictions, duties and obligations under this Agreement, including compliance with the scope and restrictions of any license or sublicense granted herein and any payment obligations.  Licensee shall provide, at its expense, reasonable assistance necessary to enable the auditor to conduct each such audit.  If Licensee is found not to be in compliance with this Agreement in any material respect, then Licensee will pay all costs and expenses incurred by Licensor, and will defend, indemnify and reimburse Licensor for any damages, costs or expenses based on or related to claims by third parties, including, without limitation, by Butamax, associated with such audit (including the fees and expenses of the auditor).  Without limiting the generality of the foregoing, Licensor acknowledges and agrees to the following:

(a) For five (5) years following the end of the calendar year to which they pertain (whether during or after the term of this Agreement) (except that such period shall be limited to three (3) years with respect to [***]), Licensee shall:  (i) keep full, true, and accurate books, records, Biocatalyst vial lot samples, and supporting data containing all particulars that may be necessary for purposes of verifying (A) the amount of royalties payable to Licensor and the Butamax Solids Separation Technology Fee payable to Licensor, (B) (1) that Licensee does not use [***] or modified variants of such enzymes covered by a claim of a Butamax Patent, or Butamax’s Biocatalysts (as identified by genetic markers), and (2) that Licensee does not use Butamax Separation Technology covered by a claim of a Butamax Patent (other than Gevo Separation Technology) or Butamax Solids Separation Technology, and (C) compliance with field restrictions and other obligations under this Agreement by Licensee, and (ii) make such books, records, [***], and supporting data available at all reasonable times during normal business hours upon reasonable advance notice and without disruption of plant operations (except to the extent necessary for testing purposes required under this Section 15.5, for audit by independent auditors of Licensor or its licensors. In addition, with respect to any audit for purposes of determining whether the Facility uses Butamax Solids Separation Technology subject to the Butamax Solids Separation Technology Fee, Licensee shall provide, at all reasonable times during normal business hours upon reasonable advance notice, independent auditors of Licensor or its licensors with full access to such plant, including for purposes of viewing, assessing, analyzing, testing, monitoring and reviewing all or any part of the plant, plant operations and equipment, and including conducting tests of sufficient duration to measure the requisite DE at intervals determined by the auditors.

*Confidential Treatment Requested

(b) Licensor or its licensee shall cause its independent auditors that conduct any audit to be bound to hold all information (including information that can be obtained from analyzing, or otherwise relates to, samples of Biocatalysts) provided by Licensee in confidence and not to disclose to any third party or provide any third party with access to any such information except as necessary to communicate to Licensor or its licensor any non-compliance or any unauthorized uses of Butamax’s proprietary [***] enzymes or proprietary Biocatalysts, or Butamax Separation Technology or Butamax Solids Separation Technology.  Licensee shall provide reasonable assistance and cooperation in any audit performed by Licensor’s and its licensor’s independent auditors.  All costs of any audit performed by Licensor’s independent auditors shall be borne by Licensor; provided that if an error in underpaid royalties to Licensor of more than five percent (5%) of the total royalties due for any calendar year is discovered, then Licensor shall be entitled to perform up to two (2) audits for the immediately following calendar year, and all costs of any audit performed by Licensor’s independent auditors for the audit that uncovered the underpayment as well as any audits performed by Licensor’s independent auditors for the immediately following calendar year shall be borne by Licensee.

1.5 Reports.   Within fifteen (15) days after the end of each calendar quarter, Licensee shall provide a report to Licensor regarding the Facility, including specifying whether any Butamax Solids Separation Technology has been implemented or is planned to be implemented for the Facility, the expected timing of implementation, the planned or actual rated Biobutanol capacity of the Facility, and any planned or actual additional rated Biobutanol capacity of the Facility.  Within five (5) days after the beginning of production of any volume of Biobutanol by any such plant, Licensee shall provide to Licensor written notice of such production.

*Confidential Treatment Requested

2

Exhibit I

Process Description

[***]

*Confidential Treatment Requested

3